UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) MAY 11, 2004
Commission file number  000-19949

SCARAB SYSTEMS, INC.
(Exact Name of small business issuer as specified in its charter)
Colorado (State or other jurisdiction of incorporation or organization)	84-0503749 (I.R.S. Employer Identification No.)

528 - 666 Burrard Street, Vancouver, B.C. V6C 2X8
(Address of principal executive offices)

(604) 639-3178
(Issuer's telephone number)

Item 2. Acquisition or Disposition of Assets

On May 11, 2004, Scarab Systems, Inc. (the "Company") entered into a Lease Purchase and Sale Agreement (the "Purchase and Sale Agreement") with GeoTrends-Hampton International LLC ("GHI") to purchase certain mineral lease assets for the Coos Bay Basin exploration prospect located onshore in the Coos Bay Basin of Oregon, through a subsidiary of the Company, Methane Energy Corp. ("Methane"). GHI is a Washington limited liability company that owns the rights to a coalbed methane gas exploration prospect in the Coos Bay Basin of Oregon, including technical information on this prospect, fee leases, State leases, lease options and agreements controlling mineral rights covering approximately 50,000 acres.

Pursuant to the Purchase and Sale Agreement, the Company, through Methane, has agreed to acquire all of GHI's petroleum and natural gas rights in and to a number of oil and gas leases (the "Leases") for the Coos Bay Basin exploration prospect. As consideration for the rights in and to the Leases, the Company will pay to GHI an aggregate of $300,000 in cash ("Cash Consideration") and 1,800,000 shares of the Company's Common Stock (the "Consideration Shares") in the following instalments:

1. Cash Consideration Instalment One: The Company paid to GHI a non-refundable payment of $50,000.00 of the Cash Consideration upon the execution of the Purchase and Sale Agreement;

2. Cash Consideration Instalment Two: On the day GHI is in a position to deliver the petroleum and natural gas rights to Methane, which shall occur on or before June 18, 2004 (the "Closing Date"), the Company will pay GHI an additional non-refundable payment of $50,000.00 of the Cash Consideration;

3. Cash Consideration Instalment Three: On the day the Company receives a minimum of $400,000.00 in equity financing which closes after May 25, 2004, and which shall occur on or before July 15, 2004, the Company will pay GHI the final non-refundable payment of $200,000.00 of the Cash Consideration;

4. Consideration Shares Instalment One: On the Closing Date the Company will issue to GHI 600,000 shares of the Consideration Shares.

5. Consideration Shares Instalment Two: Upon Methane and/or the Company's agents or contractors spudding of the initial well of exploration or core test program within, on or under the lands as permitted by the Leases, the Company will issue to GHI an additional 600,000 shares of the Consideration Shares. However, if such drilling is not commenced by December 31, 2004, then the parties will have no further rights or obligations under the Purchase and Sale Agreement

6. Consideration Shares Instalment Three: Upon Methane and/or the Company's agents or contractors spudding of the initial well of the state approved development drilling program within, on or under the lands as permitted by the Leases, the Company will issue to GHI the final 600,000 shares of the Consideration Shares. However, if such drilling is not commenced by June 30, 2006, then the parties will have no further rights or obligations under the Purchase and Sale Agreement.

Pursuant to the Purchase and Sale Agreement, GHI will deliver to the Company an assignment of 100% of the petroleum and natural gas rights subject only to royalty and overriding royalty interests of record on the Closing Date. GHI will further reserve to itself an undivided 4% of 8/8ths overriding royalty interest in the lands covered by the Leases, and all production therefrom. This reservation of overriding royalty interest will also apply to any oil and gas leases acquired within an area of mutual interest of both GHI and the Company and will be free and clear of any cost and expense of the development, operation and marketing of production from the Leases, except for taxes applicable.

The Cash Consideration will be funded from the proceeds of a private placement of the Company's securities, to close concurrently with the closing of the Purchase and Sale Agreement.

GHI is a Limited Liability Company that develops petroleum, natural gas, coal bed methane and other natural resource opportunities. GHI is privately owned with offices in Aurora, Colorado and Maple Valley, Washington. The company principals have considerable experience in petroleum exploration, with specific expertise focused in the areas of coal bed methane prospect generation and technologies.

Brief Description of the Mineral Assets Acquired

- Location of the Coos Bay Basin Exploration Prospect

The Coos Bay Basin is located along the Pacific coast in southwestern Oregon approximately 200 miles south of the Columbia River and 80 miles north of the California border. The onshore portion of the Coos Bay Basin is elliptical in outline covering over 250 square miles. GHI estimates that up to 100,000 acres in the Coos Bay Basin are potentially prospective for coal bed methane and conventional natural gas production. The Leases acquired by the Company from GHI include oil and gas leases, lease option agreements or other exploration commitments covering over 50,000 net mineral acres within the primary Coos Bay Basin Exploration Prospect area of mutual interest. GHI is also currently finalizing lease commitments for additional acres and has identified specific leasehold ownership falling within the Coos Bay Basin exploration prospect area. Access to virtually all areas in Coos County is excellent year-round via logging and fire control roads maintained by the Forest Service or the timber industry. Likewise, numerous potential drillsite locations are already constructed as timber recovery staging areas and available to be utilized in the initial testing phase of the drilling program. The Coos Bay Basin is basically a structural basin formed by folding and faulting that preserves a portion of coal-bearing sediments that were deposited on an extensive, middle Eocene-age, swampy coastal plain. The coal-bearing sandstones and siltstones of the Upper Eocene Coaledo formation are estimated to form a section approximately 6,600 feet thick.

- Natural Gas Market

The port of Coos Bay and environs is one of the largest population centers on the west coast not currently served by natural gas. A project to bring natural gas into the region via pipeline has been approved and funded by the County of Coos. The pipeline is currently under construction. A local distribution company serving this market has already constructed the mains and many services in this area. Estimates of initial requirements are over 10 million cubic feet of gas per day, approximately 20% of pipeline capacity.

Coos County is also likely to benefit from new industrial development when natural gas becomes available. Expansion of the market is likely to bring greater demand for and value to natural gas. Because of its west coast location, Coos Bay market prices would be subject to NYMEX pricing standards for most of the year. However, seasonal or critical gas demand fluctuations could cause prices to exceed that price on a regular basis.

- Exploration Objectives

The Coos Bay Basin is the southernmost of a series of sedimentary basins that are present in western Oregon and Washington and southwestern British Columbia west of the Cascade Range. The region containing this series of basins is generally referred to as Puget-Willamette Trough. These basins preserve thick sequences of predominantly non-marine, coal-bearing sedimentary rock sequences that are correlative in age, closely related in genesis, and very similar in most characteristics. In a hydrocarbon exploration sense, some of the most relevant characteristics of individual basins within the Puget-Willamette Trough include:

1. Commercial natural gas production from the Mist Gas Field in northwestern Oregon operated by Northwest Natural Gas.

2. Underground natural gas storage in the Jackson Prairie Gas Storage Field in southwestern Washington operated by Puget Sound Energy, utility and pipeline interests.

3. Ongoing coal bed methane ("CBM") exploration by major and independent companies in western Washington and British Columbia.

Findings subject to Risks and Uncertainties

The following sections contain or incorporate by reference data and information obtained from two coal bed methane exploration wells drilled in late 1993. These data and information are historical and isolated facts obtained from these two exploration wells and are not indicative of such things as mineral resources and reserves, the amount and nature of any CBM resource; plans for exploration and development; prices for mineral or CBM products, timing and amount of future production; operating and other costs, business strategies and plans of management, and prospective development and acquisitions. Variation of CBM content and the degree of gas saturation often varies across a CBM prospect. The Coos Bay Basin exploration prospect carries risks commensurate with an exploration play and could require several years to reach commercial production, if the amount and nature of the CBM resources warrant such production. The success of the Coos Bay Basin exploration prospect is subject to risks, uncertainties and other factors, many of which are beyond our control, including: changes in commodity prices, unanticipated reserve and resource grades, geological, metallurgical, processing, transportation, infrastructure and other problems, results of exploration activities, cost overruns, availability of materials and equipment, timeliness of government approvals, political risk and related economic risk, actual performance of plant, equipment and processes relative to specifications and expectations and unanticipated environmental impacts on operations, changes in governmental regulation of the mining industry, including environmental regulation; uncertainty of estimates of mineral resources and reserves, impact of competition, availability and cost of drilling and other equipment, operating hazards and other difficulties inherent in the exploration for minerals, fluctuations in interest rates and stock market volatility and the timing and success of integrating the business and operations of our Companies.

Coal Geology & Characteristics

Coal beds in the Coos Bay Basin are contained in 2 major groups: the upper member of the Coaledo formation where six important coal zones that are spread over a stratigraphic interval of 600 to 1000 feet. The Beaver Hill coal bed is typical in the series and is 6-8 feet thick; and the lower member of the Coaledo formation where at least seven important coal zones are included.

- Thickness: In October of 1993, two coal bed methane exploration wells were drilled in the Coos Bay Basin: CCF 7-1 well and WNS MT 32-1 well. The CCF 7-1 well penetrated 9 major coal zones totalling approximately 76 net feet of coal. The WNS MT 32-1 well penetrated 6 major coal zones with a total thickness of 46 net feet. In the following sections additional references and data citations to these two wells will be made.

- Coal Rank: Proximate Analyses were conducted from both wells using whole core and cuttings samples. Based on the analyses, generally recognized as more definitive in determining coal rank, a high volatile bituminous C rank appears to be most accurate.

- Coal Desorption Values: Gas desorption measurements were made on 26 coal cuttings, 4 whole core, and 4 sidewall core samples. Resultant gas contents, as expressed on an as-received basis (cuttings were separated by float/sink), ranged from 91 to 280 standard cubic feet per ton of coal (scf/t), which is considered to be a wide range.

- Adsorption Isotherm: Adsorption isotherm analyses were performed on coal samples from the WNS 32-1 well. The potential adsorptive qualities compared to the measured desorption values of those coals indicate that the coals are very nearly gas saturated.

- Indications of Permeability

Several positive indications of permeability were observed during the drilling phase of the CCF 7-1 well. Drilled partially with air and completed using cavitation techniques, several flow tests were conducted and yielded significant observable flows of natural gas from intervals dominated by coal seams.

- Initial Production Testing Results

A short period of production testing was conducted on both wells following completion. Traditional pump jack and plunger pump configurations were set up on both wells. Both wells produced gas and water throughout the testing with rates not unlike many initial tests in CBM production areas elsewhere in the US.

It should be noted that testing of the CCF 7-1 well was confined to several coal zones in the cased (7") portion of the well several hundred feet above the targeted coal zones. As a result of an unstable downhole environment created by cavitation operations, plugging of the production liner, and losing a drilling assembly in the targeted interval, the greater portion of the targeted section was not tested.

- Water Disposal

Produced water from drilling and testing operations was of suitable quality for surface discharge and was applied to forest lands.

- Data Resources

The Coos Bay Basin has been the subject of geologic mapping and studies for many years. Most of the reports are published and generally available. Historic coal mining activity has produced much information on the distribution, disposition and character of the coal beds. A significant body of coal data is also available. Well records and logs from exploration tests, dating back to around 1910, are available to the public. Proprietary seismic information, created in the late 1970's and early 1980's, is available from commercial sources.

Specific and detailed information and reports regarding the drilling, completion, stimulation, testing, and subsequent analysis of the data generated by the initial coal bed methane exploration operations are as follows:

Dipmeter Analysis, CCF 7-1 & WNS 32-1 - ResTech

Petrophysical Analysis Utilizing the Dual Water Model - ResTech

Summary of Hydraulic Fracture Treatments For WNS 32-1 - S.A. Holditch & Associates

Rock Characterization and Formation Sensitivity, WNS 32-1 - BJ Services

Stimulation Reports

Daily Reports

Well testing records

All of these reports have also been acquired by the Company under the Purchase and Sale Agreement.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

SEC Ref. No. Title of Document

(10) Material Contracts

10.1 Lease Purchase and Sale Agreement among Scarab Systems, Inc., Methane Energy Corp. and GeoTrends-Hampton International LLC dated on the 11th day of May, 2004.

(12) Subsidiaries

Methane Energy Corp.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCARAB SYSTEMS, INC.

By:

/s/ Lou Hilford
Lou Hilford, director
Date: May 19, 2004